Exhibit 99.1

Gladstone Commercial Corporation Announces Common Stock Offering

MCLEAN, VA, April 23, 2013 – Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) today announced that it plans to sell shares of its common stock in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase additional shares of common stock. Jefferies LLC is serving as the sole book-running manager for the offering. Janney Montgomery Scott LLC is serving as the joint lead manager. Ladenburg Thalmann & Co. Inc. and Oppenheimer & Co. Inc. are serving as co-managers.

The Company intends to use the net proceeds from this offering to acquire additional properties that the Company expects to close over the next 30 days, repay existing indebtedness (including a portion of the outstanding balance of its line of credit) and for general corporate purposes.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-169290). To obtain a copy of the preliminary prospectus supplement and the accompanying prospectus for this offering, please contact: Jefferies LLC at 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing Prospectus_Department@Jefferies.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate property and selectively making long-term industrial and commercial mortgage loans to creditworthy entities.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 19, 2013 and our other filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Gladstone Commercial Corporation

For further information contact Investor Relations at 703-287-5893.